Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 2007 Global Share Plan of Sagent Holding Co. and the 2011 Incentive Compensation Plan of Sagent Pharmaceuticals, Inc. of our report dated February 23, 2011, with respect to the financial statements of Kanghong Sagent (Chengdu) Pharmaceutical Co., Ltd. (a development stage company) for the year ended December 31, 2010, included in the Registration Statement (Form S-1 No. 333-170979) of Sagent Holding Co. and related Prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming

Shanghai, the People’s Republic of China

June 30, 2011